Exhibit 23.2

To the Board of Directors of
Smaaash Entertainment Pvt. Ltd. and Subsidiaries

INDEPENDENT AUDITOR’S CONSENT

We consent to the inclusion in this Registration Statement of I-AM Capital Acquisition Company (the “Company”) on Form S-1 of our report dated July 27, 2018 with respect to our audit of the financial statements of Smaaash Entertainment Pvt. Ltd. and subsidiaries as of March 31, 2018 and 2017 and for the years then ended, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
August 24, 2018

An affiliate of Prager Metis International	NEW YORK	NEW JERSEY	LOS ANGELES	LONDON